Exhibit 3.4

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"NATION ENERGY, INC.", A DELAWARE CORPORATION, WITH AND INTO "NATION ENERGY INC." UNDER THE NAME OF "NATION ENERGY INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF WYOMING, AS RECEIVED AND FILED IN THIS OFFICE THE TWELFTH DAY OF JUNE, A.D. 2003, AT 4:10 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3669377 8100M

030389566

AUTHENTICATION:  2480056

DATED:  06-18-03

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:15 PM 06/12/2003
FILED 04:10 PM 06/12/2003
SRV 030389566 – 3128617 FILE

CERTIFICATE OF MERGER (DELAWARE)

OF

NATION ENERGY INC.

(a Delaware Corporation)

AND

NATION ENERGY INC.

(a Wyoming Corporation)

In accordance with Section 252 of the Delaware General Corporation Law, and the Wyoming Business Corporation Act, the undersigned, Donald A. Sharpe, being the President and Chief Executive Officer of Nation Energy Inc., a Delaware corporation, DOES HEREBY CERTIFY as follows:

1. The name and state of incorporation of each of the constituent corporations are Nation Energy Inc., a Delaware corporation (the "Disappearing Corporation"), and Nation Energy Inc., a Wyoming corporation (the "Surviving Corporation").

2. The Agreement and Plan of Merger attached hereto as Exhibit "A", have been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

3. The name of the Surviving Corporation is Nation Energy Inc.

4. The Merger shall become effective on June 12, 2003 (the "Effective Date") after satisfaction of the requirements of the applicable laws of such States prerequisite to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and a Certificate of Merger with the Secretary of State of the State of Wyoming, including without limitation the approval of the shareholders of the Disappearing Corporation.

5. The Surviving Corporation, Nation Energy Inc., will be a Wyoming corporation and its Certificate of Incorporation as currently filed with the Secretary of State of the State of Wyoming shall be the Certificate of Incorporation of the Surviving Corporation.

6. For the Surviving Corporation, the Agreement and Plan of Merger was duly authorized by all action required under the Wyoming Business Corporation Act and by its constituent documents.

7. The executed agreement of merger is on file at the principal place of business of the Surviving Corporation, Suite 1100 – 609 West Hastings Street, Vancouver, British Columbia V6B 4W4.

8. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of either constituent corporation.

9. The Surviving Corporation will be responsible for all franchise tax liabilities of the Disappearing Corporation.

10. The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process and hereby directs that a copy of such process be mailed by the Secretary of State to the Surviving Corporation at Suite 1100 – 609 West Hastings Street, Vancouver, British Columbia V6B 4W4.

11. As to the Disappearing Corporation, the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote, total number of shares voted for and against the agreement of merger are as follows:

Designation	No. Of Shares Outstanding	No. Of Votes Entitled To Be Cast	No. Shares Voted For	No. Of Shares Voted Against
Common	11,020,000	11,020,000	6,532,000	Nil

Dated March 26, 2003

NATION ENERGY INC.

Per:  /s/ Donald A. Sharpe
Name:  Donald A. Sharpe
Title:  President, CEO and Director

Exhibit "A"

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 29, 2002

BETWEEN:

NATION ENERGY INC., (a Delaware Corporation) having a place of business at Suite 1100 - 609 West Hastings Street, Vancouver, British Columbia, V6B 4W4

("DelawareCo")

AND:

NATION ENERGY INC., (a Wyoming Corporation) c/o CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming  82001

("WyomingCo")

WHEREAS:

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 29, 2002 between DelawareCo and WyomingCo.  DelawareCo and WyomingCo are from time to time herein referred to as the "Constituent Corporations".

A. DelawareCo is a corporation duly organized and existing under the laws of the State of Delaware and, on the date hereof, has authorized capital consisting of 50,000,000 shares of common stock, with a par value of $0.001 per share (the "DelawareCo Common Stock"), of which 11,020,000 shares are issued and outstanding as of November 30, 2001 and 5,000,000 shares of preferred stock, with a par value of $0.001, of which no shares are issued and outstanding.

B. WyomingCo is a corporation duly organized and existing under the laws of the State of Wyoming and, on the date hereof, has authorized capital consisting of 100,000,000 shares of common stock, with no par value (the "WyomingCo Common Stock"), of which no shares are issued and outstanding.

C. Each of the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of Constituent Corporations and their respective shareholders that DelawareCo be merged with and into WyomingCo for the purpose of changing the jurisdiction of incorporation of DelawareCo from the State of Delaware to the State of Wyoming.

D. By directors' resolution dated January 29, 2002, the Board of Directors of WyomingCo has approved the Plan of Merger embodied in this Agreement.

E. By directors' resolution dated January 29, 2002, the Board of Directors of DelawareCo has approved the Plan of Merger embodied in this Agreement.

F. By shareholders' consent resolution dated January 29, 2002, the majority of the shareholders of DelawareCo have approved the Plan of Merger embodied in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

1. THE MERGER

1.1 The Merger

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), DelawareCo shall be merged with and into WyomingCo in accordance with the applicable laws of the States of Delaware and Wyoming (the "Merger").  The separate existence of DelawareCo shall cease, and WyomingCo shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Wyoming.

1.2 Effective Date

The Merger shall become effective on June 12, 2003 (the "Effective Date") after satisfaction of the requirements of the applicable laws of such States prerequisite to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and a Certificate of Merger with the Secretary of State of the State of Wyoming, including without limitation the approval of the shareholders of DelawareCo.

1.3 Certificate of Incorporation

On the Effective Date, the Certificate of Incorporation of WyomingCo, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

1.4 Bylaws

On the Effective Date, the Bylaws of WyomingCo, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5 Directors and Officers

The directors and officers of WyomingCo immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2. CONVERSION OF SHARES

2.1 DelawareCo Common Stock

Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of DelawareCo Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable shares of the common stock of the Surviving Corporation, par value of $0.001 per share (the "Survivor Stock").

2.2 WyomingCo Common Stock

Upon the Effective Date, by virtue of the Merger and without any action on the part of the shareholder thereof, each share of WyomingCo Common Stock outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

2.3 Options

Upon the Effective Date, the Surviving Corporation shall assume and continue the rights and obligations of DelawareCo under each then outstanding option to purchase DelawareCo Common Stock, and the outstanding and unexercised portions of all options and rights to buy DelawareCo Common Stock shall become rights or options for the same number of shares of Survivor Stock with no other changes in the terms and conditions of such options or rights, including exercise prices, and upon the Effective Date, the Surviving Corporation hereby assumes the outstanding and unexercised portions of such options and rights and the obligations of DelawareCo with respect thereto.

2.4 Exchange of Certificates

Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation, as promptly as practicable after the Effective Date, a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3. EFFECT OF THE MERGER

3.1 Rights, Privileges, etc.

On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of DelawareCo and WyomingCo; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of DelawareCo and WyomingCo on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in DelawareCo or WyomingCo, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of DelawareCo and WyomingCo shall be preserved unimpaired, and all liens upon the property of DelawareCo or WyomingCo shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2 Further Assurances

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of DelawareCo such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of DelawareCo and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of DelawareCo or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. GENERAL

4.1 Abandonment

At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either DelawareCo or WyomingCo or both, notwithstanding the approval of this Agreement by the shareholders of DelawareCo.

4.2 Amendment

At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either DelawareCo or WyomingCo or both; provided, however, that an amendment made subsequent to the adoption of this Agreement by the shareholders of DelawareCo shall not alter or change any of the terms and conditions of this Agreement is such alteration or change would adversely affect the rights of the shareholders of DelawareCo.

4.3 Service of Process

The WyomingCo hereby agrees that it may be served with process in the State of Delaware and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process and hereby directs that a copy of such process be mailed by the Secretary of State to the WyomingCo at Suite 1100 – 609 West Hastings Street, Vancouver, British Columbia  V6B 4W4.

4.4 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

4.5 Counterparts

In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.6 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written.

NATION ENERGY INC.

Per:  /s/ Donald A. Sharpe
Name:  Donald A. Sharpe
Title:   President, CEO and Director

NATION ENERGY INC.

Per: /s/ Donald A. Sharpe
Name:  Donald A. Sharpe
Title: President, CEO and Director